CFS Bancorp, Inc. 707 Ridge Road ● Munster, Indiana 46321

FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman and Chief Executive Officer         219-836-2960
Daryl D. Pomranke, President and Chief Operating Officer    219-513-5150
Jerry A. Weberling, Executive Vice President and CFO            219-513-5103

CFS Bancorp, Inc. Reports Second Quarter Earnings of $.11 per Share

MUNSTER, IN – July 27, 2011 – CFS Bancorp, Inc. (the Company), (NASDAQ: CITZ), the parent of Citizens Financial Bank (the Bank), today reported net income of $1.2 million, or $.11 per diluted share, for the second quarter of 2011, compared to net income of $981,000, or $.09 per diluted share, for the second quarter of 2010.  The Company’s net income for the six months ended June 30, 2011 was $1.7 million, or $.16 per diluted share, stable compared to the six months ended June 30, 2010.

Financial results for the quarter include:

◆	Total loans, net of deferred fees, grew $13.3 million, or 1.8%, since March 31, 2011;
◆	Non-performing assets decreased to $78.4 million from $83.2 million at March 31, 2011;
◆	Net interest margin increased to 3.59% in the second quarter of 2011 from 3.55% in the first quarter of 2011 and decreased from 3.79% from the second quarter of 2010;
◆	Non-interest income included a $2.2 million gain on the sale of other real estate owned;
◆	Non-interest expense included valuation reserves totaling $1.8 million on two other real estate owned properties; and
◆	The Bank’s risk-based capital ratio improved to 13.29% from 13.22% at March 31, 2011.

Chairman’s Comments

“Overall, our second quarter was another solid quarter with a number of positive trends,” said Thomas F. Prisby, Chairman and CEO.  “This was our seventh straight quarter of positive earnings, our net interest margin grew, our loan portfolio grew, and non-performing loans and non-performing assets decreased.  In addition, we sold $3.4 million of other real estate owned for a pre-tax gain of $2.2 million which contributed to the reduction in non-performing assets of $4.8 million since March 31, 2011.”

“Also, during the second quarter, we experienced stronger loan demand,” continued Prisby.  “Total loans receivable increased during the quarter at an annualized rate of 7.3% as our business and retail banking teams continue to develop relationships and focus on lending to qualified clients.  We have a healthy loan pipeline which we believe portends well for loan growth throughout the remainder of 2011.”

CFS Bancorp, Inc. – Page 2 of 13

Progress on Strategic Growth and Diversification Plan

The Company continues to focus its efforts on reducing the level of non-performing loans, seeking to either restructure specific non-performing credits or foreclose, obtain title, and transfer the loan to other real estate owned where we can take control of and liquidate the underlying collateral.  The Company’s ratio of non-performing loans to total loans decreased to 7.76% at June 30, 2011 from 8.24% at March 31, 2011 primarily due to transfers to other real estate owned totaling $2.9 million, repayments totaling $1.2 million, and charge-offs on non-accrual loans totaling $1.1 million.  This positive activity was partially offset by 16 loan relationships totaling $3.5 million being transferred to non-accrual status during the second quarter of 2011.  The largest of these transfers is an owner occupied commercial real estate loan totaling $1.7 million with the majority of the rest being one-to-four family mortgage loans or home equity lines of credit.

During the second quarter, the Bank sold $3.4 million of other real estate owned properties and recognized pre-tax net gains on the sales of $2.2 million, the majority of which represents a recovery of a previously recorded charge-off.  The Bank currently has contracts on three separate other real estate owned properties which will reduce non-performing assets by an additional $6.9 million during the third quarter of 2011 with no anticipated loss on sale, presuming the transactions close as scheduled and pursuant to the contractual terms.

The Company also remains strongly focused on its cost structure even though non-interest expense for the second quarter of 2011 increased to $11.1 million from $10.0 million for the first quarter of 2011 and from $9.6 million for the second quarter of 2010.  The increase was primarily the result of a $1.8 million increase in the valuation allowances of two other real estate owned properties.  Excluding the valuation allowances, non-interest expense for the second quarter was $9.3 million which represented decreases of $660,000 and $289,000, respectively, from the first quarter of 2011 and the second quarter of 2010.

The Company continues to increase targeted growth segments in its loan portfolio, including commercial and industrial, commercial real estate – owner occupied, and multifamily, which in the aggregate comprised 53.1% of the commercial loan portfolio at June 30, 2011, up from 51.1% at March 31, 2011.  The Company’s focus on deepening relationships continues to emphasize core deposit growth.  While total core deposit balances decreased 1.0% from March 31, 2011, total core deposits as a percentage of total deposits increased to 59.2% at June 30, 2011 from 58.8% at March 31, 2011.

Pre-tax, Pre-Provision Earnings from Core Operations 1

The Company’s pre-tax, pre-provision earnings from core operations totaled $2.5 million for the second quarter of 2011 compared to $1.5 million for the first quarter of 2011 and $2.8 million for the second quarter of 2010.  The pre-tax, pre-provision earnings from core operations for the second quarter of 2011 compared to the first quarter of 2011 was favorably impacted by higher net interest income, increased service charges and other fees, and increased card-based fees coupled with a decrease in

1 A schedule reconciling earnings in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measurement of pre-tax, pre-provision earnings from core operations is provided on the last page of the attached tables.

CFS Bancorp, Inc. – Page 3 of 13

compensation and employee benefits expense, net occupancy expense, and FDIC insurance premiums and OTS assessments.

Net Interest Income and Net Interest Margin

	Three Months Ended
	6/30/11	3/31/11	6/30/10
	(Dollars in thousands)
Net interest margin	3.59%	3.55%	3.79%
Interest rate spread	3.49	3.45	3.66
Net interest income	$9,187	$8,857	$9,329
Average assets:
Yield on interest-earning assets	4.38%	4.41%	4.84%
Yield on loans receivable	4.94	4.91	5.10
Yield on investment securities	3.01	3.42	4.24
Average interest-earning assets	$1,026,940	$1,012,431	$987,801
Average liabilities:
Cost of interest-bearing liabilities	.89%	.96%	1.18%
Cost of interest-bearing deposits	.81	.88	1.07
Cost of borrowed funds	2.64	2.63	2.34
Average interest-bearing liabilities	$915,785	$909,640	$878,660

The Company’s net interest margin increased four basis points to 3.59% for the second quarter of 2011 from 3.55% for the first quarter of 2011 and decreased 20 basis points from 3.79% for the second quarter of 2010.  Net interest income increased to $9.2 million for the second quarter of 2011 compared to $8.9 million for the first quarter of 2011 and decreased slightly compared to $9.3 million for the second quarter of 2010.  The net interest margin continued to be negatively impacted by the Bank’s higher levels of liquidity due to strong deposit growth and modest loan demand.  The yield on investment securities declined due to reinvesting maturing investment securities in lower yielding investments as market interest rates remained low.  In addition, the higher level of the Bank’s non-performing assets continues to negatively affect the yield on loans receivable.  The Bank’s net interest margin was positively affected by a seven basis point decrease in the cost of interest-bearing liabilities from the first quarter of 2011 and a 29 basis point decrease compared to the second quarter of 2010.

Interest income increased 1.9% to $11.2 million for the second quarter of 2011 compared to $11.0 million for the first quarter of 2011 and decreased 5.8% from $11.9 million for the second quarter of 2010.  The fluctuations are primarily related to the size of the Bank’s loan portfolio, which increased 1.8% in the second quarter of 2011 compared to the first quarter of 2011 and decreased 2.5% compared to the second quarter of 2010.  The Bank’s levels of non-performing assets during the second quarter of 2011 also continue to negatively impact interest income.  In addition, the Bank continues to hold higher levels of short-term liquid investments due to the lack of suitable higher yielding investment alternatives in the current low interest rate environment.

Interest expense decreased 5.7% to $2.0 million for the second quarter of 2011 compared to $2.2 million for the first quarter of 2011 and 21.3% from $2.6 million for the second quarter of 2010.  The Company’s continued disciplined pricing on new deposits, repricing of renewals of existing certificates

CFS Bancorp, Inc. – Page 4 of 13

of deposit at lower interest rates, and a 58.2% reduction in the average balances of Federal Home Loan Bank (FHLB) advances contributed to the decrease in interest expense during the second quarter of 2011 compared to the second quarter of 2010.

Non-Interest Income and Non-Interest Expense

Non-interest income increased $2.1 million, or 85.1%, to $4.5 million for the second quarter of 2011 from the first quarter of 2011.  Non-interest income increased $2.3 million, or 102.3%, from $2.2 million for the second quarter of 2010.  These increases were due to $2.2 million of gains on the sales of other real estate owned during the second quarter of 2011.  Excluding this gain, non-interest income would have been $2.3 million for the second quarter of 2011 with $346,000 of lower gains on sale of investment securities, partially offset by increases in service charges and other fees and card-based fees as clients have utilized their ATM/debit cards more during the second quarter of 2011 compared to the first quarter of 2011.

Non-interest expense for the second quarter of 2011 increased 11.1% and 15.4%, respectively, to $11.1 million compared to $10.0 million for the first quarter of 2011 and $9.6 million for the second quarter of 2010.  These increases were primarily due to the establishment of valuation allowances of two other real estate owned properties totaling $1.8 million during the second quarter of 2011.  Excluding these valuation allowances, non-interest expense for the second quarter of 2011 would have been $9.3 million representing decreases of 6.6% and 3.0%, respectively, from the first quarter of 2011 and the second quarter of 2010.  The decrease for the second quarter of 2011 compared to the first quarter of 2011 is primarily related to decreases in compensation and employee benefits, net occupancy expense, FDIC insurance premiums and OTS assessments, and professional fees.  The decrease compared to the second quarter of 2010 is primarily due to large decreases in professional fees related to the proxy contest in 2010, lack of severance and early retirement expense in 2011, and lower FDIC insurance premiums due to the new premium assessment methodology.  These decreases were partially offset by increased compensation and benefits expense due to normal salary adjustments and significantly higher medical claims incurred.

Income Tax Expense

During the current quarter, the Company’s income tax expense totaled $425,000, equal to an effective tax rate of 25.6%, compared to an effective tax benefit rate of 7.8% and an effective tax rate of 15.4%, respectively, in the first quarter of 2011 and the second quarter of 2010.  The increase in the effective tax rate during the second quarter of 2011 was due to the increased level of income before income taxes as a result of the gain on sale of the other real estate owned property coupled with the impact of BOLI and tax credits.

CFS Bancorp, Inc. – Page 5 of 13

Asset Quality

	6/30/11	3/31/11	6/30/10
	(Dollars in thousands)
Non-performing loans (NPLs)	$57,217	$59,661	$56,482
Other real estate owned	21,164	23,567	11,825
Non-performing assets (NPAs)	$78,381	$83,228	$68,307
NPLs / total loans	7.76%	8.24%	7.47%
NPAs / total assets	6.95	7.27	6.24
Allowance for loan losses (ALL)	$17,039	$17,095	$17,608
ALL / total loans	2.31%	2.36%	2.33%
ALL / NPLs	29.78	28.65	31.17
Provision for loan losses for the quarter ended	$996	$903	$817
Net charge-offs for the quarter ended	1,052	987	3,611

Total non-performing loans decreased 4.1% to $57.2 million at June 30, 2011, compared to $59.7 million at March 31, 2011.  The ratio of non-performing loans to total loans decreased to 7.76% during the quarter compared to 8.24% at March 31, 2011.  The decrease in non-performing loans was primarily due to five loan relationships totaling $2.9 million being transferred to other real estate owned during the second quarter of 2011 coupled with repayments totaling $1.2 million and charge-offs on non-accrual loans totaling $1.1 million.  Partially offsetting these decreases, during the second quarter of 2011, the Bank transferred 16 loan relationships totaling $3.5 million to non-accrual status.

Net charge-offs during the current quarter totaled $1.1 million and included $605,000 related to a commercial construction and land development participation loan, $153,000 related to two commercial and industrial loan relationships, $124,000 related to an owner occupied commercial real estate loan, and $168,000 related to six separate one-to-four family mortgage loans.

The ratio of the allowance for loan losses to total loans was reduced slightly to 2.31% at June 30, 2011 compared to 2.36% at March 31, 2011 and 2.33% at June 30, 2010.  When management determines a non-performing collateral dependent loan has a collateral shortfall, management will immediately charge off the collateral shortfall.  As a result, the Company is not required to maintain an allowance for loan losses on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral).  As such, the ratio of the allowance for loan losses to total loans and the ratio of the allowance for loan losses to non-performing loans have been affected by cumulative partial charge-offs of $7.3 million recorded through June 30, 2011 on $8.5 million, net of charge-offs, of collateral dependent non-performing loans and specific impairment reserves totaling $8.0 million on other non-collateral dependent non-performing loans at June 30, 2011.

CFS Bancorp, Inc. – Page 6 of 13

Balance Sheet and Capital

	6/30/11	3/31/11	6/30/10
	(Dollars in thousands)
Assets:
Total assets	$1,128,019	$1,144,041	$1,095,280
Loans receivable, net of unearned fees	737,516	724,223	756,052
Investment securities	248,958	255,776	203,099

Liabilities and Equity:
Total liabilities	1,011,853	1,030,277	982,507
Deposits	964,527	980,517	899,482
Borrowed funds	38,835	40,658	73,106
Shareholders’ equity	116,166	113,764	112,773

Loans Receivable

	6/30/11		3/31/11		6/30/10
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial loans:
Commercial and industrial	$83,082	11.3%	$68,381	9.5%	$69,733	9.2%
Commercial real estate – owner occupied	102,315	13.8	102,053	14.1	95,892	12.7
Commercial real estate – non-owner occupied	187,380	25.4	191,443	26.4	194,592	25.8
Commercial real estate – multifamily	77,562	10.5	74,552	10.3	74,238	9.8
Commercial construction and land development	23,424	3.2	21,130	2.9	29,560	3.9
Commercial participations	21,194	2.9	22,419	3.1	46,762	6.2
Total commercial loans	494,957	67.0	479,978	66.3	510,777	67.6

Retail loans:
One-to-four family residential	183,269	24.8	183,623	25.3	184,537	24.4
Home equity lines of credit	54,975	7.5	55,649	7.7	55,987	7.4
Retail construction and land development	2,095	.3	3,328	.5	3,519	.5
Other	2,670	.4	2,192	.3	1,718	.2
Total retail loans	243,009	33.0	244,792	33.8	245,761	32.5

Total loans receivable	737,966	100.1	724,770	100.1	756,538	100.1
Net deferred loan fees	(450)	(.1)	(547)	(.1)	(486)	(.1)

Total loans receivable, net of unearned fees	$737,516	100.0%	$724,223	100.0%	$756,052	100.0%

Loan fundings during the three months ended June 30, 2011 totaled $38.4 million compared to loan fundings of $15.0 million for the three months ended June 30, 2010 which reflects increased loan demand levels during the current year period.  The Company’s business banking pipeline is improving and management is anticipating additional loan growth as well as additional line usage on the Company’s business banking revolving facilities (lines of credit) throughout the remainder of 2011.  Loan fundings during the second quarter of 2011 were partially offset by loan payoffs and repayments of

CFS Bancorp, Inc. – Page 7 of 13

$19.9 million, transfers to other real estate owned totaling $2.9 million, and gross charge-offs of $1.1 million.

Through the execution of our Strategic Growth and Diversification Plan, we continue to diversify our loan portfolio and reduce loans not meeting our current defined risk tolerance.  The Company has increased its targeted growth segments of the loan portfolio, including commercial and industrial, commercial real estate – owner occupied, and multifamily commercial real estate, to comprise 53.1% of the commercial loan portfolio at June 30, 2011.  Participations purchased decreased 5.5% compared to March 31, 2011 and 54.7% compared to June 30, 2010.

During the second quarter of 2011, the Bank sold $1.2 million of conforming one-to-four family mortgage loans and recorded a gain on sale of $26,000.

Deposits

	6/30/11		3/31/11		6/30/10
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Checking accounts:
Non-interest bearing	$98,377	10.2%	$101,126	10.3%	$84,347	9.3%
Interest-bearing	154,401	16.0	158,473	16.2	130,893	14.6
Money market accounts	188,942	19.6	189,034	19.3	159,743	17.8
Savings accounts	128,902	13.4	127,902	13.0	119,029	13.2
Core deposits	570,622	59.2	576,535	58.8	494,012	54.9

Certificates of deposit accounts	393,905	40.8	403,982	41.2	405,470	45.1

Total deposits	$964,527	100.0%	$980,517	100.0%	$899,482	100.0%

The Bank strives to grow deposits through many channels including enhancing its brand recognition within its communities, offering attractive deposit products, bringing in new client relationships by meeting all of their banking needs, and holding its experienced sales team accountable for growing deposits and relationships.  Since June 30, 2010, the Bank has increased its core deposits by $76.6 million, or 15.5%, and core deposits at June 30, 2011 represent 59.2% of total deposits compared to 54.9% at June 30, 2010.  Increasing core deposits is reflective of our success in deepening our client relationships, one of our core Strategic Plan objectives.  During the second quarter of 2011, total deposits decreased by $16.0 million, or 1.6%, primarily due to a reduction of $10.1 million in certificates of deposit as management continues to be disciplined about pricing these deposits.

CFS Bancorp, Inc. – Page 8 of 13

Borrowed Funds

	6/30/11	3/31/11	6/30/10
	(Dollars in thousands)
Short-term variable-rate borrowed funds and repurchase agreements	$13,730	$15,510	$13,684
FHLB advances	25,105	25,148	59,422
Total borrowed funds	$38,835	$40,658	$73,106

Borrowed funds decreased during the second quarter of 2011 due to decreased borrowings from repurchase agreements which will fluctuate depending on the client’s deposit balances.  The Bank continues to strengthen its balance sheet funding position and enhance its liquidity position through a stronger focus on deposit gathering and repaying maturing FHLB advances.

Shareholders’ Equity

Shareholders’ equity at June 30, 2011 increased to $116.2 million from $113.8 million at March 31, 2011 and $112.9 million at December 31, 2010.  The increases were primarily due to net income of $1.2 million for the second quarter of 2011 and $1.7 million for the year to date period coupled with decreases of $1.1 million and $1.5 million, respectively, in accumulated other comprehensive losses for the second quarter of 2011 and the year to date period.

At June 30, 2011, the Company’s tangible common equity was $116.2 million, or 10.30% of tangible assets, compared to $112.9 million, or 10.07% of tangible assets at December 31, 2010.  At June 30, 2011, the Bank’s tangible, core, and risk-based capital ratios exceeded “minimum” and “well capitalized” regulatory capital requirements.

Company Profile

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities be successful.  The Bank has 22 full-service banking centers throughout adjoining markets in Chicago’s Southwest suburbs and Northwest Indiana.  The Company’s website can be found at www.citz.com.

Forward-Looking Information

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding our ability to successfully execute our strategy and our Strategic Growth and Diversification Plan, the level and sufficiency of our current regulatory capital and equity ratios, our ability to continue to diversify the loan portfolio, our efforts at deepening client relationships, increasing our levels of core deposits, lowering our non-performing asset levels, managing and reducing our credit-related costs, increasing our revenue growth and levels of earning assets, the effects of general economic and competitive conditions nationally and within our core market area, our ability to sell other real estate

CFS Bancorp, Inc. – Page 9 of 13

owned properties at a gain or at all, levels of provision for the allowance for loan losses and amounts of charge-offs, loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, interest rate environment, and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other filings the Company makes with the Securities and Exchange Commission.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or are not historical or current facts, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances.  Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements.  The Company does not intend to update these forward-looking statements unless required to under the federal securities laws.

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SELECTED CONSOLIDATED FINANCIALS AND OTHER DATA FOLLOW

CFS Bancorp, Inc. – Page 10 of 13

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Interest income:
Loans	$9,016	$8,811	$9,626	$17,827	$19,304
Investment securities	2,040	2,045	2,163	4,085	4,376
Other interest-earning assets	164	157	123	321	247
Total interest income	11,220	11,013	11,912	22,233	23,927

Interest expense:
Deposits	1,777	1,894	2,146	3,670	4,199
Borrowed funds	256	262	437	519	956
Total interest expense	2,033	2,156	2,583	4,189	5,155
Net interest income	9,187	8,857	9,329	18,044	18,772
Provision for loan losses	996	903	817	1,899	2,527
Net interest income after provision for loan losses	8,191	7,954	8,512	16,145	16,245

Non-interest income:
Service charges and other fees	1,174	1,076	1,320	2,250	2,540
Card-based fees	520	475	486	995	923
Commission income	78	45	46	123	100
Net gain (loss) on sale of:
Investment securities	173	519	–	692	456
Loans receivable	26	32	–	58	–
Other real estate owned	2,238	(5)	11	2,233	12
Income from bank-owned life insurance	210	206	262	416	485
Other income	119	103	118	222	268
Total non-interest income	4,538	2,451	2,243	6,989	4,784

Non-interest expense:
Compensation and employee benefits	5,047	5,239	4,550	10,286	9,219
Net occupancy expense	670	765	651	1,435	1,406
FDIC insurance premiums and OTS assessments	504	653	669	1,157	1,269
Professional fees	334	388	744	722	1,337
Furniture and equipment expense	454	463	526	917	1,059
Data processing	441	442	443	883	873
Marketing	270	187	216	457	330
Other real estate owned related expense	2,011	592	255	2,603	886
Loan collection expense	233	120	153	353	322
Severance and early retirement costs	–	–	437	–	440
Other	1,107	1,118	952	2,225	1,922
Total non-interest expense	11,071	9,967	9,596	21,038	19,063

Income before income taxes	1,658	438	1,159	2,096	1,966
Income tax expense	425	(34)	178	391	287

Net income	$1,233	$472	$981	$1,705	$1,679

Basic earnings per share	$.12	$.04	$.09	$.16	$.16
Diluted earnings per share	$.11	$.04	$.09	$.16	$.16

Weighted-average common and common share
equivalents outstanding:
Basic	10,691,424	10,650,743	10,640,347	10,671,196	10,611,220
Diluted	10,759,332	10,706,677	10,721,909	10,733,149	10,697,976

CFS Bancorp, Inc. – Page 11 of 13

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010

ASSETS
Cash and amounts due from depository institutions	$33,075	$19,211	$24,624	$22,232
Interest-bearing deposits	14,423	38,757	37,130	9,411
Cash and cash equivalents	47,498	57,968	61,754	31,643

Investment securities available-for-sale, at fair value	234,121	239,012	197,101	190,893
Investment securities held-to-maturity, at cost	14,837	16,764	17,201	12,206
Investment in Federal Home Loan Bank stock, at cost	8,638	10,282	20,282	23,944

Loans receivable, net of unearned fees	737,516	724,223	732,584	756,052
Allowance for loan losses	(17,039)	(17,095)	(17,179)	(17,608)
Net loans	720,477	707,128	715,405	738,444

Loans held for sale	211	–	–	–
Investment in bank-owned life insurance	35,880	35,669	35,463	35,060
Accrued interest receivable	3,148	3,265	3,162	3,486
Other real estate owned	21,164	23,567	22,324	11,825
Office properties and equipment	18,163	18,514	20,464	20,383
Net deferred tax assets	16,714	17,146	17,883	17,568
Prepaid expenses and other assets	7,168	14,726	10,637	9,828
Total assets	$1,128,019	$1,144,041	$1,121,676	$1,095,280

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$964,527	$980,517	$945,884	$899,482
Borrowed funds	38,835	40,658	53,550	73,106
Advance payments by borrowers for taxes and insurance	4,387	4,785	4,618	4,186
Other liabilities	4,104	4,317	4,696	5,733
Total liabilities	1,011,853	1,030,277	1,008,748	982,507

Shareholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,867,802, 10,869,236, 10,850,040,
and 10,846,650 shares outstanding	234	234	234	234
Additional paid-in capital	187,133	186,929	187,164	187,221
Retained earnings	85,080	83,957	83,592	82,028
Treasury stock, at cost; 12,555,504, 12,554,070, and 12,573,266, shares
and 12,576,656 shares	(154,877)	(154,877)	(155,112)	(155,168)
Accumulated other comprehensive loss, net of tax	(1,404)	(2,479)	(2,950)	(1,542)
Total shareholders' equity	116,166	113,764	112,928	112,773

Total liabilities and shareholders' equity	$1,128,019	$1,144,041	$1,121,676	$1,095,280

CFS Bancorp, Inc. – Page 12 of 13

CFS BANCORP, INC.
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

		June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010

Book value per share		$10.69	$10.47	$10.41	$10.40
Tangible book value per share		10.69	10.47	10.41	10.40
Shareholders' equity to total assets		10.30%	9.94%	10.07%	10.30%
Tangible capital ratio (Bank only)		9.17	8.94	9.07	9.05
Core capital ratio (Bank only)		9.17	8.94	9.07	9.05
Risk-based capital ratio (Bank only)		13.29	13.22	13.32	12.81
Common shares outstanding		10,867,802	10,869,236	10,850,040	10,846,650
Employees (FTE)		315	320	322	316
Number of full service banking centers				22	22

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Average Balance Data:
Total assets	$1,141,927	$1,130,077	$1,089,864	$1,136,034	$1,086,607
Loans receivable, net of unearned fees	732,746	727,422	757,478	730,099	759,141
Investment securities	267,984	239,070	201,735	253,607	198,292
Interest-earning assets	1,026,940	1,012,431	987,801	1,019,726	985,230
Deposits	977,236	965,380	893,790	971,341	879,400
Interest-bearing deposits	877,295	869,784	804,876	873,560	788,146
Non-interest bearing deposits	99,941	95,596	88,914	97,781	91,254
Interest-bearing liabilities	915,785	909,640	878,660	912,729	873,404
Shareholders' equity	115,767	113,390	111,844	114,585	111,514
Performance Ratios (annualized):
Return on average assets	.43%	.17%	.36%	.30%	.31%
Return on average equity	4.27	1.69	3.52	3.00	3.04
Average yield on interest-earning assets	4.38	4.41	4.84	4.40	4.90
Average cost of interest-bearing liabilities	.89	.96	1.18	.93	1.19
Interest rate spread	3.49	3.45	3.66	3.47	3.71
Net interest margin	3.59	3.55	3.79	3.57	3.84
Non-interest expense to average assets	3.89	3.58	3.53	3.73	3.54
Efficiency ratio (1)	81.69	92.38	82.93	86.43	82.53

Cash dividends declared per share	.01	.01	.01	.02	.02
Market price per share of common stock
for the period ended:
Close	$5.37	$5.58	$4.88	$5.37	$4.88
High	5.90	5.80	6.24	5.90	6.24
Low	5.28	5.25	4.50	5.25	3.02

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain on sales of investment securities.

CFS Bancorp, Inc. – Page 13 of 13

CFS BANCORP, INC.
Reconciliation of Income Before Income Taxes to Pre-Tax, Pre-Provision Earnings from Core Operations
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010

Income before income taxes	$1,658	$438	$1,159
Provision for loan losses	996	903	817
Pre-tax, pre-provision earnings	2,654	1,341	1,976

Add back (subtract):
Net gain on sale of investment securities	(173)	(519)	–
Net (gain) loss on sale of other real estate owned	(2,238)	5	(11)
Other real estate owned related expense	2,011	592	255
Loan collection expense	233	120	153
Severance and early retirement expense	–	–	437

Pre-tax, pre-provision earnings from core operations	$2,487	$1,539	$2,810

Pre-tax, pre-provision earnings from core operations
to average assets	.87%	.55%	1.03%

		Six Months Ended
		June 30, 2011	June 30, 2010

Income before income taxes		$2,096	$1,966
Provision for loan losses		1,899	2,527
Pre-tax, pre-provision earnings		3,995	4,493

Add back (subtract):
Net gain on sale of investment securities		(692)	(456)
Net gain on sale of other real estate owned		(2,233)	(12)
Other real estate owned related expense		2,603	886
Loan collection expense		353	322
Severance and early retirement expense		–	440

Pre-tax, pre-provision earnings from core operations		$4,026	$5,673

Pre-tax, pre-provision earnings from core operations
to average assets		.71%	1.05%

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles (GAAP) and general practice within the banking industry. Management uses certain non-GAAP financial measures to evaluate the Company's financial performance and has provided the non-GAAP financial measures of pre-tax, pre-provision earnings from core operations and pre-tax, pre-provision earnings from core operations to average assets. In these non-GAAP financial measures, the provision for loan losses, other real estate owned related expense, loan collection expense, and certain other items, such as gains and losses on sales of investment securities and other assets, severance and early retirement expense, and FDIC special insurance premium assessment are excluded from the determination of core operating results. Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from core operations period to period and allows us and others to assess the Company's ability to generate earnings to cover credit costs. Although these non-GAAP financial measures are intended to enhance investors understanding of the Company's business performance, these operating measures should not be considered as an alternative to GAAP.